Exhibit 16.1
July 28, 2021
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
United States of America
Commissioners:
We have read the statements of Sema4 Holdings Corp. (formally known as CM Life Sciences, Inc.) included under Item 4.01 of its Form 8-K dated July 28, 2021. We agree with the statements concerning our Firm under Item 4.01, specifically in which we were informed of our dismissal on July 22, 2021.
We are not in a position to agree or disagree with other statements contained therein.
Very truly yours,
/s/ WithumSmith+Brown, PC
New York, New York